Exhibit 5.1
July 11, 2011
MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, Tennessee 37067
Ladies and Gentlemen:
     We have acted as counsel to MedQuist Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to an aggregate of 4,536,914 shares of the Company’s Common Stock, par value $0.10 per share (the “Shares”), pursuant to (i) the MedQuist Holdings Inc. 2010 Equity Incentive Plan, (ii) the MedQuist Holdings Inc. 2010 Employee Stock Purchase Plan (collectively, the “Plans”) and (iii) the MedQuist Holdings Inc. Restricted Stock Award Agreement between the Company and Roger L. Davenport (the “Agreement”).
     We have examined the Registration Statement, a form of the share certificate representing the Common Stock, the Plans and the form of the Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

MedQuist Holdings Inc.	July 11, 2011
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares by the Company pursuant to the Plans and the Agreement has been duly authorized and, upon the issuance and delivery of the Shares in accordance with the Plans and the Agreement, the Shares will be validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP

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